SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2004

XTO ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10662	75-2347769
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 Houston Street, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

(817) 870-2800

(Registrant’s telephone number, including area code)

Item 5. Other Events.

On January 30, 2004, XTO Energy Inc. issued a news release with respect to completion of its previously announced purchases of producing properties from multiple parties in East Texas and northern Louisiana, adding approximately 182 billion cubic feet of gas equivalent (Bcfe) in reserves. The final closing price of $243 million reflects adjustments of $6 million for net revenues, preferential right elections and other items from the effective date of the transaction.

The Company’s internal engineers estimate that approximately 50% of the 182 Bcfe in reserves are proved developed. The acquired properties will contribute about 30 million cubic feet of natural gas equivalent per day(MMcfe/d) to the Company’s production base. Development activities are expected to increase production on these properties to 40 MMcfe/d by year end 2004.

A copy of the news release is filed as Exhibit 99.1.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibit is filed as part of this Current Report of Form 8-K:

Exhibit Number and Description

99.1	News Release dated January 30, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTO ENERGY INC.

Date: February 2, 2004	By:	/s/ BENNIE G. KNIFFEN

Bennie G. Kniffen Senior Vice President and Controller